Exhibit 99.1

Zoës Kitchen Names Casey Shilling Chief Marketing Officer

Marketing Veteran Brings Proven Lifestyle Brand and Business Growth Experience

PLANO, Texas--(BUSINESS WIRE)--Zoe’s Kitchen, Inc., (“Zoës Kitchen” or the “Company”) (NYSE: ZOES), a leading fast casual Mediterranean restaurant group, today announced that Casey Shilling has been named the Company’s Chief Marketing Officer.

Shilling joins Zoës Kitchen with significant experience marketing lifestyle, consumer brands after nearly two decades with The Container Store, where she most recently served as Vice President of Marketing and Public Relations.  She spent the majority of her tenure at The Container Store as an executive marketer helping establish the storage and organization retailer as a beloved brand and solidifying its reputation as a forward-thinking employer of choice.  Over the course of her career there, she oversaw marketing, public relations, internal communications, new store launches, digital content creation, recruiting, and training. Shilling will report to Kevin Miles, CEO and President of Zoës Kitchen.

“I am thrilled to add Casey to the Zoës Kitchen leadership team during such an exciting time in our Company’s growth,” said Miles.  “Casey is a masterful brand builder who, using innovative marketing strategies, has a long history of inspiring deep emotional connections that move consumers to become brand advocates and loyal, lifelong customers.  Her devotion to creating differentiated customer experiences will take our brand to the next level as we develop new ways to engage with our guests through creative digital marketing, loyalty and social media campaigns, as well as other multi-channel marketing programs.”

Miles added, “Casey is also a tremendous cultural fit, coming from such a highly regarded best-in-class workplace.  She is a passionate, proven leader who will be an incredible asset as we build on our people-first culture that is a key strategy in driving our long-term results.”

Prior to The Container Store, Shilling held marketing positions at Dallas-based agencies Meltzer & Martin Public Relations and Bustin & Co., after beginning her career in broadcast journalism as a television anchor/reporter.

“As a longtime customer and fan of the dynamic, authentic Zoës Kitchen brand, I’m joining this talented team with much respect and admiration,” said Shilling.  “I look forward to building on the incredible success the Company has enjoyed, and I’m excited to help elevate its ‘Live Mediterranean’ message to further customer engagement and drive traffic to reach optimum performance and deliver long-term value for all stakeholders - team members, guests and shareholders.”

About Zoës Kitchen
Founded in 1995, Zoës Kitchen is a fast casual restaurant group serving a distinct menu of made-from-scratch, Mediterranean-inspired dishes delivered with Southern hospitality. With more than 190 locations in 20 states across the US, Zoës Kitchen delivers goodness to its guests by sharing simple, tasty and fresh Mediterranean meals that inspire guests to lead a balanced lifestyle and feel their best from the inside out. For more information, please visit www.zoeskitchen.com,www.facebook.com/zoeskitchen, twitter.com/zoeskitchen, or follow #livemediterranean.

For further information contact:

Marta Danylyk
Public Relations Manager, Zoës Kitchen
martadanylyk@zoeskitchen.com
469-344-3787